Exhibit 3.3

ARTICLES OF INCORPORATION

OF

IOWA TELECOM COMMUNICATIONS, INC

Pursuant to the Iowa Business Corporation Act, the undersigned person, acting as incorporator of a corporation, hereby adopts the following Articles of Incorporation for such corporation:

ARTICLE I

The name of the corporation is Iowa Telecom Communications, Inc.

ARTICLE II

The corporation’s existence shall be effective upon the filing of these Articles with the Iowa Secretary of State.

ARTICLE III

The corporation shall have unlimited power to engage in, and to do any lawful act concerning any and all lawful businesses for which corporations may be organized under this Act.

ARTICLE IV

The aggregate number of shares which the corporation is authorized to issue is 1,000,000 shares of no par value common stock.

ARTICLE V

The street address of the initial registered office of the corporation in the State of Iowa is 115 South Second Avenue West, Newton, IA 50208, and the name of its initial registered agent at such address is Alan L. Wells

ARTICLE VI

The number of directors constituting the initial Board of Directors is six (6) and the name and address of the persons who shall serve as the initial directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

Wm. P. Bagley	Brian P. Friedman
4201 Corporate Drive	520 Madison Avenue
West Des Moines, IA 50266-5906	New York, NY 10022

Ed Buchanan	Robert S. Halford
105 West Street	105 Fifth Avenue N
PO Box 229	Clear Lake, IA 50428
Truro, IA 50257-0206
Christopher S. Moore
Jim Daubendiek	55 East 52nd Street, 35th Floor
105 West Harrison	New York, NY 10055
PO Box 269
Jefferson, IA 50129

ARTICLE VII

A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 833 of the Iowa Business Corporation Act. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If Iowa law is hereafter changed to permit further elimination or limitation of the liability of directors for monetary damages to the corporation or its shareholders, then the liability of a director of this corporation shall be eliminated or limited to the full extent then permitted.

ARTICLE VIII

This corporation shall indemnify a director of this corporation, and each director of this corporation who is serving or who has served, at the request of this corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan to the fullest extent possible against expenses, including attorneys’ fees, judgments, penalties, fines, settlements and reasonable expenses, actually incurred by such director or person relating to his conduct as a director of this corporation or as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, except that the mandatory indemnification required by this sentence shall not apply (i) to a breach of a director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for a transaction from which a director derived an improper personal benefit, (iv) under Section 833 of the Iowa Business Corporation Act, or (v) against judgments, penalties, fines, and settlements arising from any proceeding by or in the right of the corporation, or against expenses in any such case where such director shall be adjudged liable to the corporation.

The indemnification provided in this Article shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any Bylaw, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in the official capacity of such person and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors, and administrators of such person.

ARTICLE IX

The name and address of the incorporator is Michael P. Joynt, 801 Grand Avenue, Suite 3500, Des Moines, IA 50309.

ARTICLE X

All conveyances and mortgages of and leases relating to real property made by the corporation shall be executed by the President or a Vice President and shall be countersigned or attested by the Secretary or an Assistant Secretary, and all releases of mortgages, liens, judgments, or other claims that are required by law to be made of record may be executed by any officer of the corporation.

ARTICLE XI

This corporation shall not have a corporate seal.

Dated JUNE 13, 2001.

/s/ Michael P. Joynt
Michael P. Joynt, Incorporator

STATE OF IOWA	)
) ss.
COUNTY OF POLK	)

On this 13th day of June, 2001, before me, the undersigned, a Notary Public in and for said state, personally appeared Michael P. Joynt, to me known to be the identical person named in and who executed the foregoing Articles of Incorporation, and acknowledged that he executed the same as his voluntary act and deed.

Lu Ann Seafe
Notary Public in and for the State of Iowa

FILED IOWA SECRETARY OF STATE 6-13-01 3:12PM [GRAPHIC]

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